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                      [CHASE INDUSTRIES, INC. LETTERHEAD]

                    CHASE INDUSTRIES REPORTS RESULTS FOR 2000


         o        EPS 28 CENTS FOR 4TH QUARTER AND $1.24 FOR YEAR

         o        SUBCOMMITTEE REJECTS PARTIAL TENDER OFFER AT $10.50 PER SHARE

         o        COMPANY RECEIVED CASH PROPOSAL OF $12-$13 PER SHARE FOR ALL
                  SHARES

         o        CONDUCTING PROCESS TO SELL LEAVITT TUBE


MONTPELIER, OHIO, JANUARY 29, 2001--CHASE INDUSTRIES INC. (NYSE: CSI) today reported fourth quarter earnings of $4.3 million, or 28 cents per diluted share. This equals last year's earnings when the impact of a lower of cost or market inventory benefit is excluded.

For the year, net income was $19.1 million, or $1.24 per diluted share, compared with net income of $18.6 million, or $1.21 per diluted share, in 1999. Before the lower of cost or market inventory writedown in 1999, diluted EPS was $1.25 per share.

Fourth quarter and 2000 earnings were reduced by $0.2 million, after taxes, or
1.3 cents per diluted share, by expenses incurred with respect to the partial tender offer (see below) and the Leavitt Tube sale process.

Consolidated net sales for the fourth quarter were $89 million compared with $98 million a year earlier, reflecting primarily a decrease in unit shipments. Full-year net sales of $409 million increased from $401 million in 1999 due to higher metal prices, offset partially by lower shipments at both companies.

Martin V. Alonzo, chairman, president and chief executive officer, stated that 2000 was a very challenging year for both companies with an economic slowdown, a strong US dollar, and increasing energy costs. These conditions have continued into the first quarter of 2001. The strong US dollar has increased imports of brass rod, steel tubing, and components made from such products, and also has reduced exports of components made from such products. Increasing interest rates through mid-year and the economic slowdown beginning in the third quarter have adversely impacted incoming order rates from customers in the building and construction, transportation, industrial machinery and equipment, and service center industries. These adverse trends increased as the year progressed so that shipment shortfalls in the fourth quarter, as compared with 1999, for both businesses exceeded the shipment shortfalls for the total year. Increasing costs for electricity, natural gas and fuel also decreased profits.

At Chase Brass, decreased heavy-duty truck sales and an easing of residential housing activity negatively impacted fourth quarter demand and profitability. At Leavitt Tube, the softening economy also led to lower shipments. However, Leavitt reported operating income of $1 million in the fourth quarter due to improved unit margin management and reduced costs.

Selling, general and administrative expenses were reduced $1.3 million, or 31%, in the fourth quarter due to lower management incentive expenses and lower professional and consulting expenses. For the full-year


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CHASE INDUSTRIES, INC.
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2000, SG&A expenses were reduced $3.9 million, or 22%, due to lower professional and consulting expenses and lower management incentive expenses, partially offset by higher legal fees earlier in the year.

The tax rate was lower in the fourth quarter resulting primarily from state tax planning initiatives including incentives related to Chase's Project 400 capital investments.

CASH PROPOSAL RECEIVED FOR $12 TO $13 PER SHARE

As previously announced on January 25, 2001, the Company's Board of Directors, acting through a Subcommittee of outside independent directors, has unanimously recommended that the Company's stockholders reject Chase Acquisition Corporation's unsolicited offer to purchase up to 2,300,000 shares of the Company's outstanding common stock for $10.50 per share in cash as inadequate and not in the best interests of the Company's stockholders other than Citicorp Venture Capital and its affiliates.

As disclosed in the Company's January 25, 2001 release, while considering the Chase Acquisition offer the Subcommittee received a proposal from an investment grade corporate acquirer to purchase all of the outstanding shares of the Company's common stock for $11.00 per share in cash plus additional cash consideration to be derived from a sale of Leavitt Tube. The Subcommittee estimated that the proceeds of the sale of Leavitt Tube, coupled with its associated tax benefits, would, pursuant to the terms of the corporate acquirer's proposal, result in an implied aggregate per share cash price of the proposal of between $12.00 and $13.00 for all outstanding shares of the Company's common stock. This proposal was contingent upon, among other things, Citicorp Venture Capital and its affiliates committing their support to the third party transaction. Citicorp Venture Capital and its affiliates have refused to do so. Chase Acquisition Corporation's tender, which was commenced on January 2, 2001, currently is scheduled to expire on January 31, 2001.

Chase Acquisition Corporation was formed by Citicorp Venture Capital, a unit of Citigroup, Inc., and Robert Logan, a former employee of Citibank, for the purpose of making the unsolicited offer. Citicorp Venture Capital has two representatives on the Company's Board - Thomas McWilliams and Charles Corpening. Mr. McWilliams and Mr. Corpening also are directors and officers of Chase Acquisition Corporation.

LEAVITT TUBE COMPANY

As previously announced, the company also noted that Robinson-Humphrey is conducting a process to sell Leavitt Tube Company. The attached presentation of the company's income statement excludes any projected impact from the sale of Leavitt Tube.

PROJECT 400 PHASE III CONTINUES TOWARD EARLY 2002 LAUNCH

Project 400, launched in 1997 to increase brass-rod production capacity by about one-third to in excess of 400 million pounds annually, continued on schedule and on budget. Phase III includes a second extrusion press and additional finishing lines. The building housing the finishing lines has been completed and construction of the extrusion press building has begun. All long lead-time equipment has been ordered.

Said Alonzo, "Phase III of Project 400 continues on time and on budget toward start-up by the end of first quarter 2002. When completed, Phase III, in addition to earlier expansion initiatives, will comprise a $92 million investment at our Montpelier, Ohio brass-rod mill. This investment will permit Chase to continue in its leadership position in the brass-rod market while also reducing unit costs and allowing production of multiple alloys and shapes not currently possible."



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CHASE INDUSTRIES, INC.
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Chase Industries, through its wholly owned subsidiaries Chase Brass & Copper
Company and Leavitt Tube Company, is a leading manufacturer of free-machining brass rod and structural and mechanical steel tubing and structural pipe.

Chase Brass & Copper Company, employing more than 300 people at its Montpelier, Ohio, plant, is an ISO 9002 certified manufacturer and supplier of free-machining brass rod in the United States and Canada. Its diverse customer base of more than 250 companies uses Chase's "Blue Dot" trademark rod to produce a variety of products, such as plumbing fixtures, heating and air conditioning components, industrial valves, automotive parts, and numerous hardware components.

Leavitt Tube Company is a leading producer of structural and mechanical steel tubing and structural pipe with plants in Chicago and Jackson, Miss., employing approximately 330 people. Leavitt's structural steel tubing is used in farm equipment, non-residential construction and other structural applications. Mechanical steel tubing is used in a broad range of consumer and commercial products, including furniture and fixtures, lawn-care products, storage racks, exercise equipment, bicycles and machine tools. Structural pipe is used for handrails, scaffolding and communication towers.

Chase Industries is traded on the New York Stock Exchange under the symbol CSI.

Safe Harbor Disclaimer: This press release contains forward looking statements regarding the operations of the Company and the industries in which it operates. These statements are identified by the use of words such as "believe," "expects," "anticipates," "will," "should" and other words referring to events to occur in the future. Management uses estimates and assumptions in forming the basis for such forward looking statements. Such estimates and assumptions, including forecasts regarding demand and pricing for the Company's products, are subject to risks and uncertainties which could cause actual results to differ materially from historical results or those anticipated, as described in forward looking statements. Actual results will be affected by general economic and industry conditions in the end use markets for the Company's products as well as the impact of competitive products and pricing, including without limitation the impact of imports. Foreign economic activity and the relationship of the U.S. dollar to other currencies also affect import levels and exports of U.S. manufactured products containing parts made from brass rod and steel tube. The Company's shipments also will be affected by its ability to maintain manufacturing operations at its current levels without significant interruption.



FOR FURTHER INFORMATION



AT THE COMPANY:                AT THE FINANCIAL RELATIONS BOARD:
MIKE SEGRAVES                  GENERAL                  ANALYST
CHIEF FINANCIAL OFFICER        MARILYN WINDSOR          BILL SCHMIDLE
(419) 485-3193                 (312) 640-6692           (312) 640-6753


WEB SITE:   WWW.CHASEINDUSTRIESINC.COM





    FOR MORE INFORMATION ABOUT CHASE INDUSTRIES INC., FREE OF CHARGE VIA FAX,

                 DIAL 1-800-PRO-INFO AND USE TICKER SYMBOL CSI.






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CHASE INDUSTRIES, INC.
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                              CHASE INDUSTRIES INC.
                        CONSOLIDATED STATEMENT OF INCOME
                    (In thousands, except per share amounts)


                                           Quarter Ended December 31,               Year Ended December 31,
                                        2000        1999 *         % Chg         2000*        1999 *       % Chg
                                      --------     --------      --------      --------     --------     --------

Net sales                             $ 89,040     $ 98,007            (9)     $408,705     $400,710            2

Cost of goods sold                      76,634       83,495            (8)      350,975      339,198            3

Lower of cost-or-market inventory
  (reversal) / writedown                    --         (900)         (100)           --          900         (100)
                                      --------     --------                    --------     --------

     Gross profit                       12,406       15,412           (20)       57,730       60,612           (5)

Selling, general & administrative        2,985        4,329           (31)       13,916       17,771          (22)

Depreciation and amortization            3,043        2,974             2        12,454       11,650            7
                                      --------     --------                    --------     --------

     Operating income                    6,378        8,109           (21)       31,360       31,191            1

Interest expense, net                      266          280            (5)        1,427        1,166           22
                                      --------     --------                    --------     --------

     Income before income taxes          6,112        7,829           (22)       29,933       30,025           --

Provision for income taxes               1,814        2,975           (39)       10,866       11,410           (5)
                                      --------     --------                    --------     --------

          Net income                  $  4,298     $  4,854           (11)     $ 19,067     $ 18,615            2
                                      ========     ========                    ========     ========

Average shares outstanding:
  Basic                                 15,284       15,235            --        15,263       15,234           --

  Diluted                               15,365       15,335            --        15,377       15,336           --

Earnings per share:
  Basic                               $   0.28     $   0.32           (13)     $   1.25     $   1.22            2
                                      ========     ========                    ========     ========

  Diluted                             $   0.28     $   0.32           (13)     $   1.24     $   1.21            2
                                      ========     ========                    ========     ========


* Reclassified shipping and handling costs to cost of goods sold from net sales for all periods presented.